Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-145815, 333-169321, 333-179761, 333-190665, and 333-190666) of our reports dated February 25, 2015, relating to the financial statements and financial statement schedule of TriMas Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of TriMas Corporation for the year ended December 31, 2014. As described in Management’s Annual Report on Internal Control Over Financial Reporting, management excluded from its assessment the internal control over financial reporting at Allfast Fastening Systems (“Allfast”), which was acquired on October 17, 2014 and whose financial statements constitute total assets of $366.0 million, or 22%, and net sales of $9.1 million, or 0.6%, of the consolidated financial statement amounts as of and for the year ended December 31, 2014. Accordingly, our audit did not include the internal control over financial reporting at Allfast.

/s/ Deloitte & Touche LLP

Detroit, MI
February 25, 2015